Exhibit 99.2

PERFORMANCE GUARANTEE

THIS PERFORMANCE GUARANTEE is given and delivered by The First Marblehead Corporation, a Delaware corporation (“Parent”) to Union Federal Savings Bank (“Bank”), relating to that certain Loan Purchase and Sale Agreement dated October 13, 2009 (the “Agreement”), by and among Bank and Wells Fargo Bank, N.A. (“Purchaser”).

WITNESSETH

That in order to induce Purchaser to accept Bank as the contract party under the Agreement for the sale and purchases of Loans (as defined in the Agreement), it is hereby agreed as follows:

1.                                       Parent, for itself, its successors and assigns, hereby guarantees to Purchaser, its successors and assigns, the full and faithful performance by Bank and its successors and assigns, of each and every one of the terms, provisions, conditions, obligations, and agreements on the part of Bank to be made, carried out, performed or observed as provided in the Agreement;

2.                                       If, at any time, Bank defaults in the performance of any of the terms, provisions, conditions, obligations, and agreements or in any other matter or thing pertaining to the Agreement, that are to be made, carried out, performed, or observed by Bank, its successors or assigns, Parent will perform, or cause to be so performed, any such terms, provisions, conditions, obligations, and agreements contained in the Agreement;

3.                                       Parent covenants and agrees with Purchaser, its successors and assigns, that Purchaser and Bank, as the case may be, may: (i) waive any of the terms, provisions, conditions, obligations and agreements of the Agreement; (ii) modify, amend, or change the Agreement; and (iii) grant extensions of time to Bank and their successors and assigns.  Such changes or extensions of time may be granted, such waiver and consents may be given, and such modifications and assignments may be made, without notice to or the consent of Parent and without affecting, changing, releasing, or in any way impairing the obligations of the Guarantee hereby given;

4.                                       Notwithstanding anything to the contrary herein, Parent shall be released from this Guarantee  without the necessity of any action of Purchaser, its successors or assigns, upon (i) any merger or consolidation of Bank into another entity as a result of which a majority of the capital stock of the Bank is converted into or exchanged for the right to receive cash, securities or other property or (ii) a sale of all or substantially all assets of the Bank, in either case after which transaction Bank is no longer a subsidiary of Parent.

IN WITNESS WHEREOF, Parent has executed this guarantee this 16th day of October, 2009.

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Gary F. Santo, Jr.
Gary F. Santo, Jr.
Managing Director